UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2012

MARINEMAX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14173	59-3496957
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18167 U.S. Highway 19 North, Suite 300 Clearwater, Florida 33764
(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (727) 531-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of John B. Furman

On June 7, 2012, John B. Furman resigned from the Board of Directors of MarineMax, Inc. (the “Company”). Mr. Furman will continue to serve as a consultant to the Company pursuant to the terms of the Consulting Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Appointment of Charles R. Oglesby

On June 7, 2012, the Company’s Board of Directors appointed Charles R. Oglesby to its Board of Directors to fill the vacancy created by Mr. Furman’s resignation. It is anticipated that Mr. Oglesby will be appointed to one or more committees of the Board. Mr. Oglesby, age 65, served as President and Chief Executive Officer of Asbury Automotive Group, Inc. until February 2011 and as Executive Chairman until July 2011. Mr. Oglesby joined Asbury in 2002 as President of North Point Automotive Group in Little Rock, Arkansas and in 2004 assumed the additional responsibility of Nalley Automotive Group. Prior to joining North Point, he was President of the San Francisco-based First America Automotive, a 36-dealership group. Asbury Automotive Group is one of the largest automobile retailers in the United States. Mr. Oglesby holds a B.B.A. in Marketing from the University of Georgia.

William H. McGill, Jr., Chairman, President and Chief Executive Officer of the Company, stated, “We are proud and honored to have Charles Oglesby join our Board of Directors. On behalf of the Board, we welcome Charles. We are certain that he will be a strong addition to the Board based on his wealth of experience and expertise in growing a business model with strong similarities to MarineMax. Additionally we have been privileged to work with John Furman for the last eight years and thank him for all that he has brought to our Board.”

There is no arrangement or understanding pursuant to which Mr. Oglesby was selected as a director. There are no related party transactions between the Company and Mr. Oglesby that are reportable under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Consulting Agreement, dated June 7, 2012, by and between the Company and John B. Furman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2012	MARINEMAX, INC.

	By:	/s/ Michael H. McLamb
Michael H. McLamb
Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Consulting Agreement, dated June 7, 2012, by and between the Company and John B. Furman